EXHIBIT 10.4
Non-Employee Director Compensation Summary1

The following is a summary of the compensation provided to our non-employee directors effective as of July 26, 2006.

Annual fee for all non-employee directors	$35,000
Board meeting and Board committee meeting fees (where committee meeting held other than on the same day as a meeting of the Board)	$1,200
Chairperson retainer - Audit Committee	$5,000
Chairperson retainer - Compensation Committee	$5,000
Chairperson retainer - Nominating and Corporate Governance Committee	$5,000
Annual grant of deferred stock units (“DSUs”) relating to Class A common stock to each non-employee directors (commencing with the 2007 annual meeting of shareholders), which will become fully vested based on continued Board service on the day before the next annual meeting	$87,500

 In order to move from a cycle of granting non-employee director equity awards each year in June to a cycle of granting the awards in January at the time of the annual meeting, the Company will grant a one-time award of DSUs to each non-employee director, effective as of August 31, 2006. The DSUs will become fully vested on the day before the 2007 annual meeting, subject to continued Board service. The one-time grants will be for the number of DSUs equal to $43,750 divided by the market price of the Common Stock on August 31, 2006.

Non-employee directors may defer cash fees pursuant to the terms of the Company’s Deferred Compensation Plan for Non-Employee Directors and may elect to receive Class A Common Stock under DSUs in installments pursuant to that plan.

Each director may enter into an Indemnity Agreement with the Company pursuant to which the Company will be contractually obligated to indemnity the director in connection with claims or proceedings involving the director (by reason of serving as a director of the Company), as provided in the agreement.

The Company’s directors are reimbursed for expenses incurred in attending Board and Board committee meetings.
_________________________
1 The Chairman of the Board may receive additional compensation as determined by the Compensation Committee.